SM&A

AMENDMENT NO. 5 TO EMPLOYMENT AGREEMENT
OF
CATHY L. McCARTHY

This Amendment No. 5 to Employment Agreement (this “Amendment”) is entered into as of April 17, 2006 by and between SM&A, a California corporation formerly known as Emergent Information Technologies, Inc. (“SM&A”), and Cathy L. McCarthy (formerly Wood) (“Employee”), with reference to the following:

A. SM&A and Employee are parties to that certain Employment Agreement effective November 13, 2001, as amended by Amendment No. 1 to Employment Agreement dated as of October 4, 2002, Amendment No. 2 to Employment Agreement dated as of January 30, 2003, Amendment No. 3 to Employment Agreement dated as of January 20, 2004 and Amendment No. 4 to Employment Agreement dated as of July 2, 2004 (as amended, the “Employment Agreement”) pursuant to which Employee has agreed to perform services for SM&A on the terms and conditions set forth therein.

B. Employee and SM&A desire to amend the Employment Agreement to reflect a change in the terms of the Employment Agreement.

NOW, THEREFORE, in consideration of the promises and obligations contained herein and in the Employment Agreement, SM&A and Employee agree to amend the Employment Agreement as follows:

1. Duties. Section 2.1 of the Employment Agreement shall be amended and restated to read in its entirety as follows:

2.1. Employee agrees that during the Employment, Employee shall devote her full-time efforts to her duties as an employee of the Company, now or in the future assigned to Employee by the Company. Employee shall serve as President and Chief Operating Officer of the Company.

2. Second Incentive Bonus: A new Paragraph 2A shall be added to Exhibit A to the Employment Agreement, entitled “Second Incentive Bonus”, and shall read in its entirety as follows:

“SECOND INCENTIVE BONUS. In addition to the Base Salary described above and the Incentive Bonus described in Paragraph 2 above, if SM&A has at least $70 million in fiscal 2006 revenues, Employee will be eligible to receive incentive compensation in the amount of $10,000 per $1 million in revenue for fiscal 2006 in excess of $70 million. The maximum Second Incentive Bonus is $100,000.”

3. Automobile Lease. A new Paragraph 10 shall be added to Exhibit A to the Employment Agreement, which shall read in its entirety as follows:

“AUTOMOBILE LEASE. In lieu of an automobile allowance, SM&A shall lease, at a cost of no more than $1,300.00 per month, an automobile of Employee’s choice. In addition, the reasonable cost of annual insurance, fuel, maintenance, cleaning and repair shall be borne by SM&A.

4. General. Headings used in this Amendment are for convenience only and are not intended to affect the meaning or interpretation of this Amendment. Except as set forth in this Amendment, the Employment Agreement shall remain in full force and effect. The Employment Agreement (as superseded in part by this Amendment), each prior amendment, and this Amendment constitute the entire agreement among the parties with respect to the subject matter hereof and supersede any and all other agreements, either oral or in writing, among the parties with respect to the subject matter hereof. Each party represents and warrants to the other that the Employment Agreement and this Amendment constitute the legal, valid and binding obligation of such party, enforceable in accordance with their terms. Any other amendment or modification may only be in a writing executed by all of the parties hereto.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of April 17, 2006.

SM&A
By: /s/ Steven S. Myers

Steven S. Myers Chairman and Chief Executive Officer And

By: /s/ Joseph B. Reagan

Joseph B. Reagan Chairman, Compensation Committee

By: /s/ Cathy L. McCarthy

Cathy L. McCarthy